Exhibit 99.1

Tom Siebel and the Board initiate search for successor CEO at C3 AI

REDWOOD CITY, Calif.--(BUSINESS WIRE) -- July 24, 2025-- C3.ai, Inc. (“C3 AI,” “C3,” or the “Company”) (NYSE: AI), the Enterprise AI application software company, today announced that it has initiated a search for Mr. Siebel’s successor as Chief Executive Officer of C3 AI. The search will be conducted by an internationally renowned search firm reporting to a search committee consisting of members of the C3.ai board and management team.
“After being diagnosed with an autoimmune disease in early 2025, I have experienced significant visual impairment,” said Thomas M. Siebel, Chairman and CEO of C3 AI. “For C3 AI to reach its full potential – which I believe is spectacular – the board and I have initiated a search for a new CEO who can take the company to the next level of growth and success. I will remain fully engaged as Chief Executive Officer of C3.ai until such time as the C3.ai board appoints my successor after which I will continue in the role of Executive Chairman focusing on strategy, product innovation, strategic partner and customer relationships.”
About C3.ai, Inc.
C3.ai, Inc. (NYSE:AI) is the Enterprise AI application software company. C3 AI delivers a family of fully integrated products including the C3 AI Platform, an end-to-end platform for developing, deploying, and operating enterprise AI applications, C3 AI applications, a portfolio of industry-specific SaaS enterprise AI applications that enable the digital transformation of organizations globally, and C3 Generative AI, a suite of domain-specific generative AI offerings for the enterprise.
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